Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Cyteir Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Cyteir Therapeutics, Inc. 2021 Equity Incentive Plan - Common Stock, par value $0.001 per share	Other - 457(c) and 457(h)	884,585 shares (2)	$3.73 (3)	$3,299,502.05	$92.70	$305.86
Total Offering Amounts					$3,299,502.05		$305.86
Total Fee Offsets							$0.00
Net Fee Due							$305.86

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

Represents an increase to the number of shares available for issuance under the Registrant’s 2021 Equity Incentive Plan, effective as of January 1, 2022. Shares available for issuance under the 2021 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on July 15, 2021 (Registration No. 333-257920).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 14, 2022 to be $4.05 and $3.40, respectively.